EXHIBIT 10.2

AMENDMENT NO. 1
TO
FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This constitutes Amendment No. 1 to that certain First Amended and Restated Employment Agreement (the “Employment Agreement”), dated August 28, 2009, by and between ubroadcast, inc., a Delaware corporation (“Employer”), and Jason Sunstein (“Employee”).

For good and adequate consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree, as follows:

A.	Section III(B) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“B.
Salary.  Employee shall be paid as and for a salary the sum of $12,500 per month, beginning with the monthly period beginning December 15, 2009, which salary shall be payable on the 1st and 15th days of each calendar month, in advance, subject to deduction of lawful and required withholding.

In addition, Employee shall be afforded a monthly non-accountable expense reimbursement allowance in the amount of $1,200.00.

Employee’s unpaid salary shall accrue until paid by Employer.  Employee shall have the right, but not the obligation, to be paid all or a portion of his accrued and unpaid salary in shares of Employer’s common stock, on the following basis:

on the 15th day of each calendar month, should Employee desire to convert his accrued and unpaid salary from the immediately preceding month into shares of Employer’s common stock, Employee shall deliver to Employer a written notice (a ‘Salary Conversion Notice’) of his intent to have Employer pay such accrued and unpaid salary in shares of Employer’s common stock.  Each Salary Conversion Notice shall set forth (1) the amount of accrued and unpaid salary to be converted into shares of Employer’s common stock and (2) the number of shares of Employer’s common stock which are to be issued to Employee based on the following formula:

Amount of accrued and unpaid salary from the immediately preceding month divided by the Applicable Share Price (defined below) equals the number of shares to be issued to Employee.  By way of example only, if Employee’s accrued and unpaid salary totals $5,000 and the Applicable Share Price is $.05, Employer would issue 100,000 shares of its common stock to Employee ($5,000 divided by $.05 equals 100,000 shares).

‘Applicable Share Price’ shall mean the average closing sale price of Employer’s common stock, as reported by the OTC Bulletin Board, for the three trading days immediately preceding the 15th day of each month.”

In all other aspects, the Employment Agreement is ratified and affirmed.

EMPLOYER: By: /s/ JOHN L. CASTIGLIONE John L. Castiglione President Dated: December 15, 2009	EMPLOYEE: By: /s/ JASON SUNSTEIN Jason Sunstein, individually Dated: December 15, 2009

FIRST AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This First Amended and Restated Employment Agreement (“Agreement”) is made this 28th day of August, 2009, by and between ubroadcast, inc., a duly organized Delaware corporation (“Employer”), and Jason Sunstein, a resident of the State of California (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee has, since Employer’s acquisition of ubroadcast, Inc., served as Vice President of Employer, without being paid any compensation, having only accrued salary since April 2009; and

WHEREAS, Employer desires to reward Employee for his performing above and beyond his required duties since become President of Employer;

WHEREAS, this First Amended and Restated Employment Agreement is intended to replace all prior agreements between Employer and Employee; and

WHEREAS, Employee is, throughout the term of this Agreement, willing to be employed by Employer, and Employer is willing to employ Employee, on the terms, covenants and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of such employment and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, Employer and Employee hereby agree as follows:

SECTION I.  EMPLOYMENT OF EMPLOYEE

Employer hereby employs, engages and hires Employee as Vice President of Employer, and Employee hereby accepts and agrees to such hiring, engagement and employment, subject to the general supervision of the Board of Directors of Employer.  Employee shall perform duties as are customarily performed by one holding such position in other, same or similar businesses or enterprises as that engaged in by Employer, and shall also additionally render such other and unrelated services and duties as may be reasonably assigned to him from time to time by the Board of Directors of Employer.  Employee shall devote his full-time efforts to the performance of his duties as President and CEO of Employer.

SECTION II.  EMPLOYEE’S PERFORMANCE

Employee hereby agrees that he will, at all times, faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of Employer.

SECTION III.  COMPENSATION OF EMPLOYEE

Employer shall pay Employee, and Employee shall accept from Employer, in full payment for Employee’s services hereunder, compensation as follows:

A.
Bonus.  Employee shall be issued, as and for a bonus, 1,760,000 shares of Employer’s $.001 value common stock, which shall be valued at $.025 per share, the closing price of the common stock, as reported by the OTC Bulletin Board, on August 28, 2009, or $44,000, in the aggregate.

B.
Salary.  Employee shall be paid as and for a salary the sum of $11,000 per calendar month, which salary shall be payable on the 1st and 15th days of each calendar month, in advance, subject to deduction of lawful and required withholding.

Employee’s unpaid salary shall accrue until paid by Employer.  Employee shall have the right, but not the obligation, to be paid all or a portion of his accrued and unpaid salary in shares of Employer’s common stock, on the following basis:

on the 15th day of each calendar month, should Employee desire to convert his accrued and unpaid salary from the immediately preceding month into shares of Employer’s common stock, Employee shall deliver to Employer a written notice (a “Salary Conversion Notice”) of his intent to have Employer pay such accrued and unpaid salary in shares of Employer’s common stock.  Each Salary Conversion Notice shall set forth (1) the amount of accrued and unpaid salary to be converted into shares of Employer’s common stock and (2) the number of shares of Employer’s common stock which are to be issued to Employee based on the following formula:

Amount of accrued and unpaid salary from the immediately preceding month divided by the Applicable Share Price (defined below) equals the number of shares to be issued to Employee.  By way of example only, if Employee’s accrued and unpaid salary totals $5,000 and the Applicable Share Price is $.05, Employer would issue 100,000 shares of its common stock to Employee ($5,000 divided by $.05 equals 100,000 shares).

“Applicable Share Price” shall mean the average closing sale price of Employer’s common stock, as reported by the OTC Bulletin Board, for the three trading days immediately preceding the 15th day of each month.

C.
Cellular Phone.  Employer shall provide Employee with a cellular phone for his use in performing his responsibilities with Employer.  In the alternative, Employer shall pay Employee’s cellular phone expense.

D.	Automobile. Employer shall provide Employee with an automobile for Employee’s use in performing his responsibilities with Employer.

E.
Insurance and Other Benefits.  As further consideration for his covenants contained herein, Employer will add Employee, including Employee's family, with such health, dental and vision insurance as it offers other employees and other benefits, including a 401(k) plan, as may be established by Employer from time to time with respect to its employees in accordance with Employer's established procedures.  Employee shall be entitled to Directors' and Officers' indemnification insurance coverage to the same extent as is provided to other persons employed as officers of Employer.

F.
Other Compensation Plans.  Employee shall be entitled to participate, to the same extent as is provided to other persons employed by Employer, in any future stock bonus plan, stock option plan or employee stock ownership plan of Employer.

G.
Other Expenses.  Employee agrees that he shall be responsible for all expenses incurred in his performance hereunder, unless Employer shall have agreed, in advance and in writing, to reimburse Employee for any such expenses.

H.	Vacations. During the term of this Agreement, Employee shall be entitled to three (3) weeks of vacation.

SECTION IV.  OTHER AGREEMENTS WITH EMPLOYEE

Employer and Employee specifically agree that the existing Indemnity Agreement and Confidentiality Agreement, each dated April 15, 2009, shall remain of full force and effect, to survive the expiration of this Agreement.

SECTION V.  COMPANY POLICIES

Employee agrees to abide by the policies, rules, regulations or usages applicable to Employee as established by Employer from time to time and provided to Employee in writing.

SECTION VI.  TERM AND TERMINATION

A.
Term. The initial term of this Agreement shall be a period of three years, commencing on April 15, 2009.   This Agreement shall renew for an additional three-year period, provided neither party hereto submits a written notice of termination within ninety (90) days prior to the termination of the initial term hereof.

B.
Termination.  Employer agrees not to terminate this Agreement except for “just cause”.  For purposes of this Agreement, “just cause” shall mean (1) the willful failure or refusal of Employee to implement or follow the written policies or directions of Employer’s Board of Directors, provided that Employee’s failure or refusal is not based upon Employee’s belief in good faith, as expressed to Employer in writing, that the implementation thereof would be unlawful; (2) conduct which is inconsistent with Employee’s position with Employer and which results in a material adverse effect (financial or otherwise) or misappropriation of assets of Employer; (3) conduct which violates the provisions contained in the existing Confidentiality Agreement or the Non-Competition Agreement between Employer and Employee; (4) the intentional causing of material damage to Employer’s physical property; and (5) any act involving personal dishonesty or criminal conduct against Employer.

Although Employer retains the right to terminate Employee for any reason not specified above, Employer agrees that if it discharges Employee for any reason other than just cause, as is solely defined above, Employee will be entitled to full compensation hereunder.  If Employee should cease his employment hereunder voluntarily for any reason, or is terminated for just cause, all future compensation and benefits payable to Employee shall thereupon, without any further writing or act, cease, lapse and be terminated.   However, all salary and reimbursements which accrued prior to Employee’s ceasing employment or termination will become immediately due and payable and shall be payable to Employee’s estate should his employment cease due to death.

SECTION VII.  COMPLETE AGREEMENT

This Agreement contains the complete agreement concerning the employment arrangement between the parties hereto and shall, as of the effective date hereof, supersede all other agreements between the parties, including all other employment agreements. The parties hereto stipulate that neither of them has made any representation with respect to the subject matter of this Agreement or any representations including the execution and delivery hereof, except such representations as are specifically set forth herein and each of the parties hereto acknowledges that he or it has relied on his or its own judgment in entering into this Agreement. The parties hereto further acknowledge that any payments or representations that may have heretofore been made by either of them to the other are of no effect and that neither of them has relied thereon in connection with his or its dealings with the other.

SECTION VIII.  WAIVER; MODIFICATION

The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach hereof. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding or litigation between the parties hereto arising out of, or affecting, this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this Section VIII may not be waived except as herein set forth.

SECTION IX.  SEVERABILITY

All agreements and covenants contained herein are severable, and in the event any one of them, with the exception of those contained in Sections I, III, IV, V and VI hereof, shall be held to be invalid in any proceeding or litigation between the parties, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

SECTION X.  NOTICES

Any and all notices will be sufficient if furnished in writing, sent by registered mail to his last known residence, in case of Employee, or, in case of Employer, to its principal office address.

SECTION XI.  REPRESENTATIONS OF EMPLOYER

The execution of this Agreement by Employer has been approved by the Board of Directors of Employer.

SECTION XII.  REPRESENTATIONS OF EMPLOYEE

Employee hereby represents to Employer that he is under no legal disability with respect to his entering into this Agreement.

SECTION XIII.  COUNTERPARTS
This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original and, together, shall constitute one and the same agreement, with one counterpart being delivered to each party hereto.

SECTION XIV.  BENEFIT

The provisions of this Agreement shall extend to the successors, surviving corporations and assigns of Employer and to any purchaser of substantially all of the assets and business of Employer. The term “Employer” shall be deemed to include Employer, any joint venture, partnership, limited liability company, corporation or other juridical entity, in which Employer shall have an interest, financial or otherwise.

SECTION XV.  ARBITRATION

The parties agree that any dispute arising between them related to this Agreement or the performance hereof shall be submitted for resolution to the American Arbitration Association for arbitration in the San Diego, California, office of the Association under the then-current rules of arbitration. The Arbitrator or Arbitrators shall have the authority to award to the prevailing party its reasonable costs and attorneys fees. Any award of the Arbitrators may be entered as a judgment in any court competent jurisdiction.

Notwithstanding the provisions contained in the foregoing paragraph, the parties hereto agree that Employer may, at its election, seek injunctive or other equitable relief from a court of competent jurisdiction for a violation or violations by Employee of the existing Confidentiality Agreement.

SECTION XVI.  LEGAL REPRESENTATION

Employer and Employee both acknowledge that each has utilized separate legal counsel with respect to this Agreement. Specifically, Employee acknowledges that the law firm of Newlan & Newlan has drafted this Agreement on behalf of Employer.  EMPLOYEE IS ADMONISHED TO SEEK HIS OWN LEGAL COUNSEL.

SECTION XVII.  GOVERNING LAW

It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Delaware, and that, in any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of Delaware shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any such action or special proceeding may be instituted.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first above written.

UBROADCAST, INC.

By: /s/ JOHN L. CASTIGLIONE
John L. Castiglione
President

/s/ JASON SUNSTEIN
Jason Sunstein, individually

Address of Employee:

_______________________________

_______________________________

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